Exhibit 99.1

Alnylam Pharmaceuticals Reports Third Quarter 2008 Financial Results

– Achieves Strongest Quarterly Revenue to Date at $26 Million and Ends Quarter with $520 Million in Cash, Excluding Recent Receipt of $20 Million Milestone Payment –

– Raises Year-End Cash Guidance to Greater than $500 Million –

– Advances ALN-TTR, an RNAi Therapeutic for the Treatment of TTR Amyloidosis, as New Development Program –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 5, 2008--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the third quarter of 2008 and company highlights.

“This past quarter has been largely focused on advancing our pipeline of novel RNAi therapeutics, including further progress on ALN-VSP toward an IND filing this year and the nomination of ALN-TTR as a new development program,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “ALN-TTR is an RNAi therapeutic for the treatment of transthyretin amyloidosis, an orphan indication with high therapeutic impact potential in a setting of very large unmet medical need. Together with ALN-RSV01, ALN-VSP and our other pre-clinical programs including ALN-PCS and ALN-HTT, we now expect to have three or more programs in clinical development in 2009. We have also made significant advancements in scientific leadership with the recent addition of Jack Schmidt to the Alnylam team as Chief Scientific Officer, the consolidation of intellectual property in the emerging field of RNA activation, and the steadfast publication of our scientific research at key meetings and in peer-reviewed journals – together expanding our leadership in the entire field of RNA therapeutics.”

“We have also had a strong quarter on the business front, where we are pleased with the Takeda alliance progress, having recently achieved a $20 million technology transfer milestone, and the continued commitment from Novartis for our RNAi therapeutics collaboration established in 2005,” said Barry Greene, President and Chief Operating Officer of Alnylam. “Our existing partnerships, which also include Roche, Kyowa, and Medtronic, intellectual property position, capabilities, and financial stability, continue to place Alnylam in an extremely strong position to advance our innovative medicines to patients. Indeed, our company’s fundamentals have never been stronger, and we expect to only strengthen our efforts further with the formation of two or more major new alliances from now through the end of 2009.”

Cash, Cash Equivalents and Marketable Securities

At September 30, 2008, Alnylam had cash, cash equivalents and marketable securities of $520.2 million, as compared to $455.6 million at December 31, 2007. This excludes the $20 million technology transfer milestone achieved by Alnylam as part of the company’s alliance with Takeda Pharmaceutical Company Limited, which will be recorded in the fourth quarter of 2008.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) in the third quarter of 2008 was $2.9 million, or $0.07 per share (including $4.6 million, or $0.11 per share of non-cash stock-based compensation expense), as compared to $52.8 million, or $1.35 per share (including $27.5 million or $0.70 per share of license fees due to licensors incurred as a result of the company’s alliance with Roche, $7.9 million or $0.20 per share of non-cash stock-based compensation expense, and $5.2 million or $0.13 per share of income tax expense incurred as a result of the sale of the company’s German operations to Roche) for the quarter ended September 30, 2007.

Revenues

Revenues in the third quarter of 2008 were $25.7 million, as compared to $16.3 million in the third quarter of 2007. The significant increase in revenues in the third quarter of 2008 was primarily related to $13.7 million of net collaboration revenues related to the company’s alliance with Roche, which began in the third quarter of 2007, as well as $5.4 million of revenues from the company’s alliance with Takeda, which began in the second quarter of 2008. Revenues in the third quarter of 2008 also included $6.6 million of expense reimbursement and amortization revenues from Novartis, the National Institutes of Health (NIH), the Department of Defense (DOD), Biogen Idec, InterfeRx™, research reagent and services licensees, and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $22.1 million in the third quarter of 2008, including $2.9 million of non-cash stock-based compensation, as compared to $59.6 million in the third quarter of 2007, including $5.7 million of non-cash stock-based compensation. The decrease in R&D expenses was due primarily to higher license fees incurred during the prior period consisting of $27.5 million in payments due to certain third parties, primarily Isis Pharmaceuticals, Inc., as a result of the company’s alliance with Roche. The decrease in non-cash stock-based compensation was due to the charges incurred in the prior period in connection with the sale of the company’s German operations to Roche.

General and Administrative Expenses

General and administrative (G&A) expenses were $6.9 million in the third quarter of 2008, including $1.7 million of non-cash stock-based compensation, as compared to $8.1 million in the third quarter of 2007, including $2.3 million of non-cash stock-based compensation. The decrease in G&A expenses in the third quarter of 2008 was due primarily to the August 2007 alliance with Roche, which resulted in higher one-time non-cash stock-based compensation expenses, as well as higher professional service fees for business development activities, including work related to the company’s alliance with Roche and the formation of Regulus Therapeutics LLC, the company’s joint venture with Isis Pharmaceuticals.

Regulus Therapeutics LLC; Joint Venture with Isis Pharmaceuticals

In the third quarter of 2007, the company made a $10.0 million investment in Regulus Therapeutics, a joint venture with Isis Pharmaceuticals for the discovery, development, and commercialization of microRNA therapeutics. The company is funding the first $10.0 million of Regulus Therapeutics’ net spend and has capitalized its investment in Regulus Therapeutics on its balance sheet. In its income statement, the company incurred a $2.2 million “equity in loss of joint venture” related to the company’s share of the net losses incurred by Regulus Therapeutics in the third quarter of 2008.

Interest Income

Interest income was $3.5 million in the third quarter of 2008, as compared to $4.3 million in the third quarter of 2007. The decrease in interest income was primarily due to a sharp decline in interest rates from the prior year, partially offset by a higher cash balance as a result of the $331.0 million of gross proceeds that the company received from its alliance with Roche that closed in August 2007 and the $100.0 million of gross proceeds that the company received from its alliance with Takeda that closed in May 2008.

Income Taxes

During the third quarter of 2008, in review of its calculation of estimated state income tax expense for 2008, the company determined that there was an overstatement in state income tax expense and therefore, state income taxes will be less than originally anticipated. To correct the state income tax provision, the company recorded a benefit from income taxes of $0.8 million in the third quarter of 2008.

Other Expense

During the third quarter of 2008, the company incurred a charge of $1.6 million related to a write-down of a strategic equity investment that was made in May 2008. The company believes that the decrease in the value of this equity investment is primarily due to the weakness in the global capital markets.

2008 Financial Guidance

Alnylam now expects that its cash, cash equivalents and marketable securities balance will be greater than $500 million at December 31, 2008, as compared with its previous guidance of year-end cash of approximately $500 million and its initial 2008 guidance of year-end cash of over $390 million. The company’s increases to its year-end cash guidance are due to payments received from new alliances with Takeda and Kyowa Hakko Kogyo Co, Ltd.

“The expanded funding from our strategic alliances has resulted in our strongest revenue quarter to date and allows us to raise our year-end cash guidance yet again, to end 2008 with greater than $500 million in cash,” said Patricia Allen, Vice President, Finance and Treasurer of Alnylam. “This very strong cash position, combined with our expectation for continued funding from current and future alliances, allows us to invest fully in the advancement of our platform and RNAi therapeutic programs with no need to raise new capital in the equity markets for the foreseeable future.”

Third Quarter 2008 and Recent Corporate Highlights

Product Pipeline and Scientific Leadership Highlights

  Continued Development of ALN-RSV01 for RSV Infection. Alnylam continues to actively enroll patients in its Phase II adult lung transplant trial in multiple sites across both hemispheres and expects to complete enrollment in mid-2009 with data soon thereafter. This is a double-blind, randomized Phase II clinical trial assessing the safety and tolerability of aerosolized ALN-RSV01 versus placebo in adult lung transplant patients naturally infected with Respiratory Syncytial Virus (RSV). Based on internal planning discussions and discussions with the FDA, the company expects to initiate its Phase II trial in pediatric patients upon completion of the Phase II adult lung transplant trial.
  Further Advanced ALN-VSP for Liver Cancer Toward the Clinic. The company is on track to file an investigational new drug (IND) application for its ALN-VSP program for liver cancer by the end of this year and expects to initiate a Phase I trial in the first half of 2009. Alnylam recently presented new data at the 23rd Annual Meeting of the International Society for Biological Therapy of Cancer. These new data demonstrated robust efficacy in an orthotopic liver tumor model, including the inhibition of tumor growth as measured by serum levels of alpha-fetoprotein (AFP) and a significant survival benefit. Specific silencing of both target genes for ALN-VSP, kinesin spindle protein (KSP) and vascular endothelial growth factor (VEGF), was demonstrated, and an RNAi mechanism of action toward both KSP and VEGF mRNAs was confirmed using a 5’RACE method. The Phase I trial will enroll patients with primary or secondary liver cancer, a clear area of unmet need.
  Expanded Pipeline with New Development Program. Alnylam announced today the advancement of a new development program, ALN-TTR, an RNAi therapeutic targeting the transthyretin (TTR) gene for the treatment of TTR amyloidosis. TTR is a carrier for thyroid hormone and retinol binding protein and is produced almost exclusively in the liver. TTR amyloidosis is a hereditary, systemic disease caused by a mutation in the TTR gene. The resulting abnormal protein is deposited as TTR-containing amyloid fibrils in extrahepatic tissues including peripheral nerves and heart. In its severest form, TTR amyloidosis presents a tremendous unmet medical need with significant morbidity and mortality as an orphan disease estimated to affect approximately 10,000 people worldwide. There are other forms of TTR amyloidosis, which are more common and also associated with significant morbidity. In certain types of TTR amyloidosis, the only treatment option is liver transplantation. ALN-TTR is also an example of a larger number of orphan-like indications that Alnylam intends to advance to the market where there is a very high unmet need and a clear opportunity for a large therapeutic impact for patients.
  On Track to Expand Clinical Pipeline in 2009. The company expects to file a new IND application from its development pipeline in 2009, with candidates including ALN-PCS, an RNAi therapeutic targeting PCSK9 for the treatment of hypercholesterolemia, ALN-HTT, an RNAi therapeutic targeting the huntingtin gene for the treatment of Huntington’s disease, and ALN-TTR, an RNAi therapeutic targeting TTR for the treatment of TTR amyloidosis. By the end of 2009, the company expects to have a total of three RNAi therapeutic programs in clinical development, on track to meet its ‘RNAi 2010’ goals of four or more RNAi therapeutic programs in clinical development by the end of 2010.

  Continued Scientific Leadership. Alnylam continued to demonstrate its scientific leadership through publication and presentation of peer-reviewed research, including:

  -- pre-clinical research on RNAi-mediated silencing of PCSK9 (Frank-Kamenetsky, M., et al. (August 11, 2008) Proc. Natl Acad. Sci. USA, 10.1073/pnas.0805434105);

  -- research describing the discovery and in vivo validation of scavenger receptor BI (SR-BI) as a critical host factor for malaria infection (Rodrigues, Hannus and Prudêncio et al. Cell Host & Microbe 4, 271-282; 2008);

  -- research on a novel class of modified RNAi therapeutics, “3p-siRNAs,” that both silence specific target genes and enhance desired immunostimulatory effects (Poeck et al., Nature Medicine, advance online publication 2 November 2008; doi:10.1038/nm.1887);

  -- pre-clinical research in collaboration with Mayo Clinic demonstrating robust RNAi-mediated silencing of the alpha-synuclein gene, which is believed to play a central role in the development of Parkinson’s disease, by an RNAi therapeutic in mice (Lewis et al., Molecular Neurodegeneration 2008, 3:19 doi:10.1186/1750-1326-3-19);

  -- data presented at the 4th Annual Meeting of the Oligonucleotide Therapeutics Society demonstrating continued progress in pre-clinical and clinical efforts to advance RNAi therapeutics; and,

  -- data presented at the 23rd Annual Meeting of the International Society for Biological Therapy of Cancer demonstrating efficacy of ALN-VSP in liver tumor models.

In year-to-date scientific performance, Alnylam has now achieved its 2008 goal of publishing ten or more scientific papers in peer-reviewed journals. The company expects to exceed this goal by year-end with publication of additional peer-reviewed research.

  Formed Collaboration with Max Planck Institute. Alnylam formed an exclusive research agreement with Professor Marino Zerial, Ph.D., at the Max Planck Institute of Molecular Cell Biology and Genetics to investigate and characterize the molecular mechanisms underlying intracellular transport of small interfering RNAs, or siRNAs, the molecules that mediate RNAi.
  Expanded Platform with RNA Activation (RNAa) Technology. Alnylam consolidated key intellectual property (IP) in the emerging biological field of RNAa. RNAa technology can mediate activation of gene expression with multiple potential therapeutic applications including certain genetic diseases and cancer. RNAa technology represents a potential new product platform in Alnylam’s efforts to advance innovative medicines to patients.

Business Execution Highlights

  Significant Progress with Takeda Alliance Achieving $20 Million from Technology Transfer. Alnylam achieved a $20 million technology transfer milestone payment in the third quarter 2008, which was subsequently received in October, from Takeda as part of the strategic alliance the companies formed in May 2008. The company is eligible to receive an additional $30 million in subsequent technology transfer milestone payments.
  Extended Novartis Collaboration for Additional Year. Novartis elected to extend its RNAi therapeutics collaboration for at least one additional year, through October 2009, resulting in continued research and development funding to Alnylam.

  Awarded Continued Funding of $7.5 Million from U.S. Government for Alnylam Biodefense Initiative. The National Institute of Allergy and Infectious Disease (NIAID) has committed to $7.5 million of continued funding related to the 2006 contract for the development of an RNAi therapeutic against hemorrhagic fever virus, including Ebola virus.
  Granted Calando a New InterfeRx™ License. Alnylam granted Calando Pharmaceuticals Inc. a non-exclusive InterfeRx license to discover, develop, and commercialize a synthetic siRNA directed toward an undisclosed cancer target.

Intellectual Property (IP) Leadership Highlights

  New Patents Issued or Granted. Alnylam announced today the issuance or grant of the following patents owned, controlled, or licensed by Alnylam in the RNAi therapeutics field:

  -- the Tuschl II patent, which is exclusively licensed to Alnylam for RNAi therapeutics, was allowed by the Korean Patent Office (Application No. 2002-556739); the Tuschl II patent has been previously awarded in the U.S. (U.S. Patent Nos. 7,056,704 and 7,078,196), EU (EP 1407044), and Japan (JP 4 095 895), among other jurisdictions, with broad claims covering siRNAs; and,

  -- new target-related patents were allowed by the U.S. Patent Office (US 7,423,142) and granted by the Japanese Patent Office (JP 2002-556739).

  Obtained New Patents in “Crooke” Patent Series. During the quarter, Alnylam’s partner Isis Pharmaceuticals obtained additional issued claims for the “Crooke” patent, which is licensed exclusively to Alnylam in the field of RNAi therapeutics. The U.S. Patent Office allowed two U.S. patent applications that broadly cover RNA-containing therapeutics (US 7,432,249 and US 7,423,250). These patents include broad claims covering RNA-based product compositions and methods of treatment.
  Provided Update on “Glover” Patent. The “Glover” patent (EP 1230375), which is exclusively licensed to Alnylam from Cancer Research Technology Limited (CRT), was overturned by the European Patent Office through the course of oral opposition proceedings. Alnylam and CRT intend to appeal any decision that does not result in the patent being maintained in its previous form or scope.

Organizational Highlights

  Strengthened and Expanded Management Team. Alnylam welcomed John (Jack) Schmidt, M.D., as Chief Scientific Officer. Before joining Alnylam, Dr. Schmidt was Vice President and U.S. member of the Sanofi-Aventis Global Discovery Leadership Team. The company also promoted key individuals at Alnylam, including:
  Victor Kotelianski, M.D., Ph.D., to the position of Senior Vice President and Distinguished Alnylam Fellow;
  Antonin (Tony) de Fougerolles, Ph.D., to the position of Vice President, Research, Immunology, Metabolic, and Viral Disease;
  Susanna High to the position of Vice President, Business Planning and Program Management; and,
  Dinah Sah, Ph.D., to the position of Vice President, Research, CNS, and Oncology.
  Expanded the Regulus Board of Directors and Management Team. Regulus Therapeutics elected Stelios Papadopoulos, Ph.D., to its Board of Directors. Dr. Papadopoulos recently retired as Vice Chairman of Cowen and Company, LLC. The company also announced the appointment of Garry Menzel, Ph.D., as Executive Vice President, Corporate Development and Finance. Dr. Menzel previously ran the global biotechnology practice for Credit Suisse and was an investment banker for Goldman Sachs.

Conference Call Information

Management will provide an update on the company, discuss third quarter results, and discuss expectations for the future via conference call on Wednesday, November 5, 2008, at 4:30 p.m. ET. To access the call, please dial 800-291-5365 (domestic) or 617-614-3922 (international) five minutes prior to the start time and provide the passcode 75520400. A replay of the call will be available from 6:30 p.m. ET on November 5, 2008 until November 12, 2008. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 24327017.

A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event and will be archived for 14 days.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection. In addition, the company is developing RNAi therapeutics for the treatment of a wide range of disease areas, including liver cancers, hypercholesterolemia, Huntington’s disease, and TTR amyloidosis. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, Roche, Takeda, and Kyowa Hakko. To reflect its outlook for key scientific, clinical, and business initiatives, Alnylam established “RNAi 2010” in January 2008 which includes the company’s plan to significantly expand the scope of delivery solutions for RNAi therapeutics, have four or more programs in clinical development, and to form four or more new major business collaborations, all by the end of 2010. Alnylam is a joint owner of Regulus Therapeutics LLC, a joint venture focused on the discovery, development, and commercialization of microRNA therapeutics. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, the need for novel RNAi therapeutics, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-RSV01, ALN-VSP, and ALN-TTR, and its expectations with respect to the timing and success of its clinical and pre-clinical trials and regulatory filings, including its plans to file an IND with respect to ALN-VSP in 2008, its expectations regarding the development of efficient delivery of RNAi therapeutics, the formation of new alliances, the ability to invest significantly in its pipeline and delivery technology, its cash position at the end of 2008, and its ability to continue to generate revenue through existing and new alliances constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; obtaining regulatory approval for products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on current and future collaborators; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net revenues from research collaborators	$25,734	$16,315	$71,759	$32,665

Operating expenses:
Research and development (1)	22,105	59,575	71,940	105,059
General and administrative (1)	6,863	8,078	19,841	17,891
Total operating expenses	28,968	67,653	91,781	122,950
Loss from operations	(3,234)	(51,338)	(20,022)	(90,285)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics LLC)	(2,181)	(139)	(5,415)	(139)
Interest income	3,486	4,311	11,735	9,579
Interest expense	(176)	(272)	(616)	(833)
Other expense	(1,546)	(169)	(1,876)	(265)
Total other income (expense)	(417)	3,731	3,828	8,342
Loss before income taxes	(3,651)	(47,607)	(16,194)	(81,943)
Benefit from (provision for) income taxes	793	(5,185)	(663)	(5,185)
Net loss	$(2,858)	$(52,792)	$(16,857)	$(87,128)

Net loss per common share - basic and diluted	$(0.07)	$(1.35)	$(0.41)	$(2.29)

Weighted average common shares used to compute basic and diluted net loss per common share	41,197	39,025	40,948	37,984

(1) Non-cash stock-based compensation expense included in these amounts are as follows:
Research and development	$2,908	$5,667	$8,079	$7,687
General and administrative	1,741	2,255	4,938	4,181

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30,	December 31,
	2008	2007
Cash, cash equivalents and total marketable securities	$520,163	$455,602
Collaboration receivables	24,140	5,031
Prepaid expenses and other current assets	4,523	2,926
Total restricted cash	6,152	6,152
Property and equipment, net	19,577	13,810
Intangible and other assets	927	1,141
Investment in joint venture (Regulus Therapeutics LLC)	4,699	9,129
Total assets	$580,181	$493,791
Other current liabilities	$20,415	$22,842
Total deferred revenue	349,489	263,316
Notes payable, net of current portion	719	2,963
Total deferred rent	4,683	5,200
Other long-term liabilities	318	302
Total stockholders’ equity (41.4 million and 40.8 million common shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively)	204,557	199,168
Total liabilities and stockholders' equity	$580,181	$493,791

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2007.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Director, Investor Relations and Corporate Communications
or
Patricia Allen, 617-551-8362
Vice President, Finance and Treasurer